EXHIBIT 99.1

P&F INDUSTRIES REPORTS SECOND-QUARTER 2007 RESULTS

MELVILLE, N.Y., August 9, 2007 - P&F Industries, Inc. (Nasdaq GM: PFIN) today announced results from operations for the second quarter ended June 30, 2007.

SECOND-QUARTER RESULTS

Revenues for the second quarter of 2007 increased to $30.6 million from $28.9 million for the same period in 2006. Earnings from continuing operations for the second quarter decreased to $231,000, as compared to $1,284,000 in the second quarter of 2006. Diluted earnings per share from continuing operations for the second quarter were $.06 per share as compared to $.34 per share for the comparable period in 2006. Earnings from continuing operations declined primarily as a result of weaker hardware revenues, lower gross margins and certain non-recurring expenses in the second quarter of 2007, partially offset by the results of operations for the tool business, which include the results of Hy-Tech Machine, Inc. acquired in mid-February 2007.

The Company reported earnings from discontinued operations, net of tax expense, for the second quarter of 2007 of $3.0 million compared to earnings of $43,000 for the same period last year. This increase was due primarily to the gain on the sale of Embassy’s real estate assets in June 2007.

Net earnings for the second quarter increased to $3.3 million, or $.86 per diluted share, compared to $1.3 million, or $.35 per diluted share, for the same period in 2006.

The Company’s consolidated condensed financial statements for all periods presented reflect the operations of Green Manufacturing and Embassy Industries as discontinued operations, which resulted from the disposition of substantially all of the assets of Green in several transactions occurring in 2004 and 2005, as well as the disposition of all of Embassy’s non-real estate assets in October 2005 and its real estate assets in June 2007.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “With the exception of a certain non-recurring expense related to the sale of Embassy’s building reported in earnings from continuing operations, these disappointing results were anticipated. With respect to Countrywide Hardware’s business, we continue to face challenges that began in the fourth quarter of 2006 as a result of the softness in the national new home construction market, as well as with certain competitive pressures on a regional basis coupled with material cost increases in metals. The decline in the housing market has been particularly severe in our key markets of the South and West. As a result, we have implemented, and will continue to implement, steps to maintain our customer base while reducing operating costs to minimize margin erosion going forward. We expect our hardware business to return to more profitable levels once the housing market recovers. With respect to Continental Tool’s business, Florida Pneumatic did not perform as expected this quarter, as sales to a significant retail customer declined. Fortunately, we have been successful in introducing new products to another significant customer in the retail channel and anticipate benefits from these product sales throughout the remainder of 2007. Additionally, in February 2007, we acquired Hy-Tech Machine, Inc. which has helped to counteract the volatile retail sector due to its emphasis on the more stable industrial tool channel, while helping us to reduce further gross profit erosion in our tool sector. Finally, we completed the sale of Embassy’s building in June 2007 and reported a pre-tax gain of approximately $5.1 million. After the satisfaction of an existing mortgage and net of related costs, proceeds of approximately $4.7 million were used to pay down debt.”

At Countrywide Hardware, revenues for the second quarter of 2007 decreased by $4.5 million, or 23.2%, to $14.8 million from $19.3 million in the second quarter of 2006. Revenues from our hardware segment decreased at each of our units in this group primarily due to softness in the new home construction market, which is a principal driver for this sector. Woodmark’s revenues decreased $3.3 million, or 28.0%, with revenues decreasing from the sale of staircase components in the second quarter of 2007, compared to 2006, by approximately $2.3 million, or 24.7%.

Further, revenues in our kitchen and bath products sold into the mobile home and remodeling markets have decreased approximately $995,000, or 40.7%. Sales to one significant customer, which serves the manufactured housing market, were adversely impacted by market conditions and sales to another significant customer decreased, as they began sourcing products from other vendors. Nationwide’s revenues decreased by approximately $501,000, or 8.7%, primarily attributable to a slight decrease of approximately $79,000, or 2.2%, in sales of fencing products due to market weakness, a decrease of approximately $69,000, or 5.3%, in OEM products essentially from market weakness and the timing of certain customer orders, and a decrease of approximately $353,000, or 40.7%, in sales of patio products due primarily to market weakness, competition and industry consolidation. Pacific Stair’s revenues decreased by approximately $660,000, or 39.0%, primarily attributable to significant softness in the new home construction market in southern California and Arizona. Gross profit margin for the hardware business for the second quarter of 2007 decreased from 33.2% in the same period last year to 32.6%, which was due primarily to (a) selling price reductions at Nationwide from competitive pressures and market softness, as well as some cost increases from Asian suppliers that were not offset by selling price increases, and (b) the adverse impact from the inability to reduce fixed overhead expenses as production levels decreased combined with revenue decreases at Pacific Stair. The gross margin percentage decrease was partially offset by a favorable product mix at Woodmark as a significant portion of revenue decreases were associated with its lower-margin, direct container business.

Continental Tool, which now comprises Florida Pneumatic and Hy-Tech, had revenues of $15.8 million for the second quarter, including Hy-Tech revenues of approximately $4.3 million. Revenues from Florida Pneumatic increased approximately $1.9 million. Retail revenues increased by approximately $2.1 million due primarily to new products shipped of approximately $1.6 million and an increase in base sales to a significant customer of approximately $1.6 million, partially offset by a decrease in base sales of approximately $835,000 from another significant customer and a decrease in certain promotional revenues of approximately $224,000. Other revenue increases of approximately $54,000 in OEM products were partially offset by decreases in revenue of approximately $37,000 in our industrial and catalog businesses, decreases of approximately $60,000 in our Berkley division, decreases of approximately $65,000 at our Franklin division and decreases of approximately $71,000 in our automotive business. Gross profit margin for the tool business for the second quarter of 2007 decreased from 31.4% in the same period last year to 26.9%, which was due primarily to a decrease in gross profit margin at Florida Pneumatic as a result of certain price reductions to a significant retail customer and material cost increases of various metals purchased by the Franklin division. This margin decrease was partially offset by certain price increases implemented in the industrial and automotive businesses. In addition, this segment’s gross profit margin was favorably impacted by the newly-acquired Hy-Tech, which operates in the industrial tool business at higher margins than Florida Pneumatic’s business.

Selling, general and administrative (“SG&A”) expenses increased 15.8% from approximately $6,748,000 to approximately $7,814,000, with the majority of this increase due to the newly-acquired Hy-Tech in the current period of approximately $851,000. SG&A expenses as a percentage of revenues increased from 23.4% to 25.5%. In addition to Hy-Tech’s expenses, SG&A expense growth was attributable to an accrual of approximately $400,000 for non-recurring compensation related to the sale of Embassy’s real estate assets, increased retail market support costs, stock-based compensation from the grant of stock options, and increased net freight costs as the Company is absorbing a greater percentage of customer shipping charges. SG&A expenses were partially offset by approximately $225,000 from the favorable outcome of certain litigation and the implementation of certain cost reduction measures.

Mr. Horowitz stated, “We remain excited about the future of Hy-Tech and our Continental Tool Group, as we begin to reap benefits from some synergies in the industrial marketplace as a result of this acquisition. In addition, we continue to focus our efforts on improving gross margins by re-engineering current products for lower cost and developing new high-margin products. We anticipate a favorable impact on revenues from the new products introduced during 2006 and other products under development that are slated for release in 2007.”

FISCAL 2007 OUTLOOK

Concerning anticipated performance for 2007, Mr. Horowitz updated previously-issued guidance and stated, “We expect the results of operations for the second half of fiscal 2007 to be significantly better than the first half of 2007; however, we still anticipate earnings from continuing operations for the year ending December 31, 2007 to decrease 25%-35% as compared to 2006 as the inclusion of the results of the newly-acquired Hy-Tech Machine are not expected to offset the decline in the results of our hardware business due to poor housing starts nationally, as well as certain other competitive pressures.”

“We anticipate consolidated revenues to be flat or decrease up to 5%, primarily due to the anticipated revenue decline at Countrywide, which is expected to be partially offset by the results of the newly-acquired Hy-Tech Machine business. As national housing starts continue to be depressed, we expect Woodmark’s sales to decrease 15%-20% and sales at Pacific Stair to decrease 25%-35%. Nationwide’s revenues are also expected to decrease 8%-15% due primarily to adverse market conditions and new competition in the fencing and patio businesses. We anticipate sales at Florida Pneumatic to be flat as increases in our industrial and catalog businesses are expected to be offset by decreases in our retail business. We anticipate revenues at Hy-Tech Machine to be between $13 and $15 million.”

“Gross profit margins are anticipated to range from 29%-31%. Selling, general & administrative expenses are anticipated to range from 24%-26% as a percentage of sales. Interest expense is expected to approximate $2.9 million, increasing approximately $900,000, or 45%, as a result of servicing the debt related to the acquisition of Hy-Tech Machine.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, August 9th, at 11:00 a.m. Eastern time to discuss its 2007 second-quarter results. Investors and other interested parties can listen to the call by dialing 877-278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through August 16, beginning at 2:00 p.m. Eastern time on August 9, at 800-642-1687 or 706-645-9291, conference ID #10971590.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2007 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-9800	212-838-3777
www.pfina.com	jburfening@lhai.com

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	(June 30, 2007	December 31, 2006
	(unaudited)	(derived from audited financial statements)

Assets
Cash and cash equivalents	$1,174	$1,340
Accounts receivable - net	16,669	12,685
Notes and other receivables	369	1,207
Inventories - net	34,125	26,693
Deferred income taxes - net	980	980
Assets held for sale	—	577
Assets of discontinued operations	34	300
Income tax refund receivable	345	1,356
Prepaid expenses and other current assets	1,083	1,369

Total current assets	54,779	46,507

Property and equipment	24,468	16,140
Less accumulated depreciation and amortization	9,141	8,411
Net property and equipment	15,327	7,729
Goodwill	25,182	24,922
Other intangible assets - net	13,848	10,897
Assets of discontinued operations	25	40
Other assets - net	195	312

Total assets	$109,356	$90,407

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,500	$3,000
Accounts payable	8,534	7,692
Income taxes payable	1,903	435
Accrued compensation	1,636	2,158
Other accrued liabilities	2,885	3,068
Current maturities of long-term debt	8,703	7,560
Liabilities of discontinued operations	435	1,426

Total current liabilities	29,596	25,339

Long-term debt, less current maturities	22,899	12,060
Liabilities of discontinued operations	347	353
Deferred income taxes - net	1,134	1,134

Total liabilities	53,976	38,886

Total shareholders’ equity	55,380	51,521

Total liabilities and shareholders’ equity	$109,356	$90,407

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2007	2006	2007	2006

Net revenues	$30,608	$28,860	$55,567	$55,710
Cost of sales	21,531	19,452	38,742	38,054
Gross profit	9,077	9,408	16,825	17,656
Selling, general and administrative expenses	7,814	6,748	14,668	13,048
Operating income	1,263	2,660	2,157	4,608
Interest expense – net	831	522	1,483	1,014
Earnings from continuing operations before income taxes	432	2,138	674	3,594
Income taxes	201	854	297	1,438
Earnings from continuing operations before discontinued operations	231	1,284	377	2,156

Earnings from discontinued operations (net of taxes)	3,029	43	3,008	45
Net earnings	$3,260	$1,327	$3,385	$2,201

Earnings per common share:

Basic earnings per common share:
Continuing operations	$.07	$.36	$.10	$.60
Discontinued operations	.84	.01	.84	.01
	$.91	$.37	$.94	$.61

Diluted earnings per common share:
Continuing operations	$.06	$.34	$.17	$.56
Discontinued operations	.80	.01	.71	.01
	$.86	$.35	$.88	$.57

Weighted average common shares outstanding:

Basic	3,597	3,578	3,589	3,581

Diluted	3,797	3,825	3,800	3,829